UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

INTERNATIONAL FOOD PRODUCTS GROUP, INC.
(Exact name of Registrant as specified in its charter)
____________________

Nevada (State or other Jurisdiction of Incorporation or organization)	000-33251 (Commission File Number)	33-0903004 (IRS Employer I.D. No.)
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895 Dove Street, Third Floor, Newport Beach, California 92660
(949) 759-7775
(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)
___________________________

ITEM 8.01 OTHER EVENTS

The Registrant’s new president, Mr. Ketan Mehta, has completed his first major transaction on behalf of the company. The Registrant has signed a legally binding Letter of Intent for the acquisition of a cheese processing company located in the Western United States which is currently producing annual revenues in excess of eighteen million dollars. The transaction remains subject to the Registrant’s financing of the acquisition, due diligence and further review of the target company’s operations. The Registrant’s additional due diligence will take place over the next 90 days.

The target acquisition, which produces value added products such as shredded, diced, cubed and grated cheeses, has neither short nor long term debt, and had growth of 50% in 2006 with revenue increasing to over eighteen million dollars. The target company is on line to achieve the same robust growth rate for 2007. The proven current management has agreed to continue working with the Registrant for the next three years, which represents an additional benefit for the Registrant.

Mr. Mehta, with over twenty years of experience in mergers and acquisitions, operations, and international business within the food industry recently commented, “IFPG should attain revenues in excess of $50 + million in the next eighteen to twenty-four months. We believe this acquisition will be the first of several and will facilitate our continued growth in the coming years. We have identified at least two other synergistic potential acquisition candidates and we will be pursuing these companies in the months ahead.”

Certain statements contained in this current report constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding business and financing plans, business trends and future operating revenues. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially from the information set forth herein.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FOOD PRODUCTS GROUP, INC.

Dated: March 7, 2007              By: /s/ Joseph R. Rodriguez, Jr.
         Joseph R. Rodriguez, Jr., CFO